UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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DARDEN RESTAURANTS, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD LEADERS DELTA LLC
STARBOARD LEADERS FUND LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
STARBOARD VALUE A LP
STARBOARD VALUE A GP LLC
STARBOARD VALUE R LP
STARBOARD VALUE R GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
BRADLEY D. BLUM
CHARLES M. SONSTEBY
ROBERT MOCK
CRAIG S. MILLER
BETSY S. ATKINS
MARGARET SHÂN ATKINS
JEAN M. BIRCH
JAMES P. FOGARTY
CYNTHIA T. JAMISON
WILLIAM H. LENEHAN
LIONEL L. NOWELL, III
ALAN N. STILLMAN

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Starboard Value LP, together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of Darden Restaurants, Inc., a Florida corporation (the “Company”).

On September 4, 2014, Starboard Value LP delivered the following letter to shareholders of the Company:

.

A LETTER TO THE SHAREHOLDERS OF DARDEN RESTAURANTS, INC.

It Is Time for Substantial Change at Darden

Shareholders Have Suffered Through Poor Performance, Egregious Corporate Governance, and Substantial Value Destruction for Far Too Long

Starboard Has Nominated a Slate of Twelve Highly Qualified Director Nominees for Election at Darden’s 2014 Annual Meeting

We Believe our Nominees Have the Right Plan and the Right Skills to Transform Darden for the Benefit of All Shareholders

Vote for our Nominees on the WHITE Proxy Card Today

September 2, 2014

Dear Fellow Shareholders:

“You just have to have good people if you are going to have a good operation, without them you are lost.”
-	Bill Darden (Founder of Darden Restaurants)

Bill Darden clearly understood the importance of people, particularly for high customer touch businesses such as restaurants.  Fortunately, Darden Restaurants, Inc. (“Darden” or the “Company”) is blessed with an incredibly valuable collection of assets, most importantly the approximately 150,000 restaurant and field-level employees who serve just under one million meals per day to customers across Darden’s brands.

Darden was founded based on the notion of offering quality food at an affordable price.  Over the years, Darden has morphed many times through acquisitions, divestitures, and substantial internal investments.  However, we believe, the keys to Darden’s success are still the core values that Bill Darden exemplified and instilled when he founded Red Lobster in 1968, 46 years ago.

Unfortunately, it appears that these core values have been sacrificed in recent years and replaced with a corporate bureaucracy that has demonstrated extremely poor leadership, egregious entrenchment, excessive corporate spending, and a complete lack of focus on serving Darden’s most important constituency – the guests who visit Darden restaurants every day.

With your help, we believe Darden’s core values can be restored for the benefit of all stakeholders

We believe Darden represents an incredibly compelling investmentopportunity

This is why we, like you, chose to purchase shares of Darden.  Starboard Value LP, together with its affiliates (“Starboard”), currently owns approximately 8.8% of the outstanding shares of common stock of Darden, making us the Company’s second largest shareholder.  Our interests are directly aligned with yours.  Our objective is to create tremendous value for all Darden shareholders.  Our expectation is that your shares and our shares will be worth substantially more following a successful turnaround of the Company.

By way of background, Starboard is an investment management firm that invests in undervalued and underperforming public companies.  Our approach to such investments is to actively engage and work closely with management teams and boards of directors in a constructive manner, identifying and executing on opportunities to unlock value for the benefit of all shareholders.  Our principals and investment team have extensive experience and a successful track record of enhancing value at portfolio companies through a combination of strategic refocusing, improved operational execution, more efficient capital allocation, and stronger management focus.  We have been successfully improving companies like Darden for 12 years and believe Darden is a great opportunity.

It is always our preference to work with management and the board to enhance shareholder value.  However, in circumstances where it becomes clear that management and the board are not acting in the best interests of all shareholders, we are prepared to take the necessary action to reconstitute the board with individuals that have the appropriate skill sets and experience to best oversee the company.  Over the past twelve years, Starboard has added or replaced approximately 119 corporate directors on approximately 43 corporate boards.1  We understand the requirements of public board service and how to be effective in the boardroom while remaining professional and constructive.  Although it is difficult to quantify the direct impact of change in board composition on stock price performance, in our experience it has had a material positive impact.  According to 13D Monitor, a leading independent research provider on shareholder activism:

“Starboard’s average return on a 13D filing is 26.4% (versus an average of 9.7% for the S&P500 during the same time periods).  However, when they have received a board seat, their average 13D return has been 34.5% versus 14.8% for the S&P500.”2

We need your help

We need your help to transform Darden.  Despite great brands like Olive Garden, LongHorn, The Capital Grille, Yard House, Bahama Breeze, Season’s 52, and Eddie V's, highly valuable real estate assets, and industry-leading scale, Darden has performed terribly under the oversight of the current management team and board of directors (the “Board”).  We believe the current Board has displayed an alarming lack of leadership and has presided over an extended period of poor stock price performance, poor operating performance, and poor corporate governance.  As shown below, both Darden and its largest brand, Olive Garden, have underperformed significantly by almost any measure.

1Includes investments that Starboard's investment team managed while at Starboard's predecessor, Ramius Value and Opportunity Master Fund, Ltd.
2Statistics from 13D Monitor as of August 27, 2014.  Past performance is not indicative of future results and no representation is being made herein that any investment will or is likely to achieve returns in line with historical data.

Please visit www.shareholdersfordarden.com for more information. Vote on the WHITE proxy card today

Source: Capital IQ, Company filings, and Knapp-Track; note: Knapp-Track is the casual dining composite benchmark.
(1) Fully-leased EBITDA margin.  See our March 31st Investor Presentation for details on why we believe fully-leased EBITDA margin is the best metric by which to judge Darden’s true operating performance.

Under the current Board’s leadership, or lack thereof, both Red Lobster and Olive Garden have experienced deteriorating operating performance and continued traffic declines.

Source: Company filings, Wall Street equity research, and Knapp-Track.

Please visit www.shareholdersfordarden.com for more information. Vote on the WHITE proxy card today

We believe the Board needs to be reconstituted so that a new and highly capable board can dramatically improve the leadership and operational results at Darden.

We have carefully selected a group of twelve world-class director nominees with diverse and complementary skill sets and perspectives directly relevant to Darden’s business and current challenges.  Our slate includes experienced restaurant operators and experts in real estate, finance, turnarounds, supply chain, effective public company governance, and executive compensation.  Notably, among our slate of director nominees are several world-class executives with direct experience successfully leading Olive Garden during its most successful period or overseeing similar turnarounds at competing casual dining companies such as Brinker International.

Darden's annual meeting of shareholders (the "Annual Meeting") is on October 10th, and we need your support to ensure our new director nominees are elected to the Board – it is up to you to vote your shares.

Please vote your shares on the WHITE proxy card today to support the election of all 12 of our highly qualified director nominees.

We believe that the end result of electing our nominees will be a healthier company with a safer dividend, a more conservative financial profile, improved operating results, a reinvigorated employee base, excited customers, and a significantly higher stock price.

A transformation of Darden is long overdue

The current Board and management team have failed all of us.  When compared to peers, Darden’s stock price has underperformed by a shocking 300% over the five years prior to Starboard’s solicitation of written requests to hold a special meeting of shareholders.  This performance period does not even take into account what we believe to be the Board’s horrendous decision to essentially give away Red Lobster (the “Red Lobster Sale”).

Please visit www.shareholdersfordarden.com for more information. Vote on the WHITE proxy card today

After Darden’s announcement of the Red Lobster Sale, which the Board authorized despite the request to hold a special meeting of shareholders to discuss the proposed separation of Red Lobster (the “Special Meeting”), Darden’s performance continued to deteriorate, underperforming peers by a further 15% in just 2 months!

We believe the current Board has disenfranchised shareholders and destroyed value with extremely poor governance and oversight

We believe the Board has instituted extremely poor incentives and provided shockingly inadequate oversight and governance, thereby encouraging management to spend massive amounts of shareholders’ money with little, if any, return.  For far too long the Board has chosen to compensate management primarily on the basis of total revenue growth and total EPS growth, with no measurement of return on capital or shareholder returns.  So what did management do?  Management predictably overspent on acquisitions and capex to fuel growth.  In fact, since Clarence Otis became CEO in 2004, Darden has spent $6.5 billion – or $54.50 per Darden share3, more than Darden’s entire market cap – on capex and acquisitions to fund revenue and EPS growth.  Over this time, Mr. Otis was paid approximately $60 million in total compensation, and at least four other executives were paid between $15 and $40 million,4 while returns on capital and shareholder returns significantly underperformed peers.

As a result, Glass Lewis & Co., LLC, one of the leading corporate governance and proxy advisory firms, has noted “[t]he Company has been deficient in linking executive pay to corporate performance…[and] Shareholders should be concerned with this disconnect.” Institutional Shareholder Services (“ISS”), another leading corporate governance and proxy advisory firm, has given Darden the worst overall Quickscore rating citing serious concerns in governance and compensation.

3Assumes ~120 million shares after share repurchase and debt pay down with Red Lobster proceeds.  Includes FY 2014 capex as reported in Darden’s 2014 10-K, which has not been adjusted to include the amount spent on Red Lobster, which Darden classified as “discontinued operations”.
4Source: CapitalIQ

Please visit www.shareholdersfordarden.com for more information. Vote on the WHITE proxy card today

Rather than addressing these serious concerns, the Board made things worse, electing to pay Mr. Otis even more in FY 2014 than the prior year, even though Darden’s stock underperformed peers by approximately 20% during arguably the worst year in Darden’s history.  Further, while paying Mr. Otis more money, the Board permitted him, according to the New York Post, “to attend at least 76 board meetings last year for companies and organizations other than Darden,” often using Darden’ corporate “jets to attend meetings for other companies.”  Even excluding travel days, this implies that the Board allowed Darden’s CEO to miss approximately 30% of working days last year, during one of the most challenging years in Darden’s history, and yet chose to increase his pay.

Darden also has a troubling history of acquiring brands at inflated prices and disposing of them at rock bottom prices, such as Smokey Bones, which was sold for just $80 million5 after Darden invested more than $400 million6 in new stores.  Unfortunately, Darden has done the same thing with Red Lobster, disposing of it in a transaction that we believe generated essentially no net proceeds to Darden shareholders for Red Lobster’s operating business.

Shareholders should not allow this unacceptable performance and lack of board oversight to continue.  Please vote your shares on the WHITE proxy card today.

The Red Lobster Sale represents one of the most egregious examples of bad corporate governance and violations of shareholder trust we have ever seen

We believe Darden essentially gave away Red Lobster’s operating business – the iconic restaurant that Bill Darden founded in 1968, which had $2.5 billion in revenue and over $100 million in EBITDA – for almost no proceeds to Darden shareholders (net of taxes and real estate value)

On May 16, 2014, Darden announced a transaction in which Darden’s Red Lobster operating business and real estate assets would be sold to Golden Gate Capital for gross proceeds of approximately $2.1 billion and net proceeds of $1.6 billion, after taxes.  Golden Gate Capital concurrently signed an agreement to sell Red Lobster’s real estate to American Realty Capital Properties for $1.5 billion.

5Sold to Sun Capital Partners on December 4, 2007 for $80 million, per Orlando Sentinel.
6Company filings. Disclosed amount invested per store of $3.49m, $3.45m, and $3.66m for 2004, 2005, and 2006, respectively. Assumed $3.0m invested per store for stores opened from 2002-2003.

Please visit www.shareholdersfordarden.com for more information. Vote on the WHITE proxy card today

Source: Company filings.
(1) As demonstrated in our real estate primer, A Primer on Darden’s Real Estate released on 3/31/2014, we believe this value could be realized on an after-tax basis through a variety of options.
(2) Assumes debt breakage costs of $0.39 per share, per management’s statement on its Q4 2014 earnings call, and 35% tax rate.
(3) Pro-forma operating EBITDA assumes Red Lobster LTM EBITDA of $227 million less assumed rental income of $119 million.

As we have previously demonstrated, we believe that Darden could have realized this $1.5 billion in real estate value tax-free, which implies that the net proceeds to Darden represent just $100 million in value for Red Lobster’s operating business, or less than 1x EBITDA.  Darden then paid unnecessary debt breakage costs that likely used up nearly all of that $100 million.  We believe this transaction destroyed substantial shareholder value, as Red Lobster is still an iconic American brand with approximately $2.5 billion in sales and over $100 million in EBITDA.

To make matters worse, shareholders asked the Board in advance not to do this.  In fact, because management appeared intent on forcing through a transaction before the Annual Meeting, at which all of Darden’s directors would be up for election, we went through the extraordinarily difficult process of soliciting written requests from shareholders to hold a Special Meeting, which we believe is the most powerful action that a shareholder can take in between annual meetings under Darden’s incredibly restrictive bylaws.  A substantial majority of shareholders submitted written requests to hold the Special Meeting, thereby joining us in asking the Board to pause and reconsider its plan.

The Board chose to ignore all of us. Instead, the current Board decided unilaterally to sell Red Lobster at what we believe to be a fire sale price.  As ISS explained:

In April, Starboard delivered written consents from a majority of outstanding shares supporting its request for a special meeting. Several weeks later, however, the board – acting within its purview but with clear disregard for the strong mandate shareholders had already provided through the written consent process – announced it had agreed to sell Red Lobster to Golden Gate Capital for $2.1 billion in cash. The transaction would not be subject to a shareholder vote.

In one of the most effectively-titled research notes in the history of sell-side research, the equity analyst at Janney Montgomery Scott deftly captured in 6 words the reaction of many observers: "Who Knew Lobsters Had Middle Fingers?"7

7Institution Shareholder Services 2014 Mid-Year Activism Review, July 8, 2014

Please visit www.shareholdersfordarden.com for more information. Vote on the WHITE proxy card today

The current members of the Board failed us.  They ignored the request of shareholders by signing a binding agreement to sell Red Lobster before holding the validly requested Special Meeting, and, as explained above, destroyed what we believe to be substantial value by essentially giving away Red Lobster’s operating business.

The market appears to agree with our assessment.  In the two months between the announcement of the Red Lobster Sale and the announcement of Mr. Otis’ retirement, Darden’s stock price declined by approximately 11% and underperformed peers by ~15%.  We believe that this relative performance represents a destruction of more than $1 billion in total shareholder value,8 and was just the latest in a string of awful decision making under the leadership of the current management team and Board.

To make matters worse, it appears that management and the Board may have misled shareholders about Red Lobster’s current performance and future prospects in order, we believe, to justify jettisoning Red Lobster over the objections of shareholders.  A recent CNBC article entitled “Fishy financial disclosure at Darden's Red Lobster” alleges that Darden told shareholders that Red Lobster was a business in serious decline with essentially no hope of recovery, when in fact Red Lobster management appears to have had a far different outlook.  According to CNBC, in a memo presented to potential Red Lobster debt investors, Red Lobster’s management purportedly explained how the underperformance it faced this year was due primarily to temporary factors, such as inflated shrimp prices.  Despite what Darden wanted shareholders to believe, Red Lobster management actually expected significant improvements, not declines, in Red Lobster’s performance.  Moreover, while Darden has told shareholders that Red Lobster’s operating EBITDA was continuing to decline and was expected to equal less than $100 million at its transaction close, internal expectations appear to have been for Red Lobster’s profitability to increase, reaching a target EBITDA of $200 million as certain one-time costs normalize and Red Lobster realizes further cost savings.

This marks a truly disastrous end to Darden’s ownership of its first iconic brand.  We believe Darden’s ownership of Red Lobster deserved a better ending and, more importantly, shareholders deserved far better representation from our Board.

We believe the only way to ensure that the Company does not repeat the mistakes made with Red Lobster is to elect a new, highly qualified, independent board by voting on the WHITE proxy card today.

It is time for change

We believe we have proposed a much better solution: a new board with highly qualified independent directors who want to help Darden succeed and whose interests are directly aligned with yours

Our nominees have been highly successful executives and board members at numerous industry-leading companies.  Our nominees have diverse and complementary skill sets and perspectives directly relevant to Darden’s business and are prepared to begin working to create value for all shareholders starting day 1

8Calculated as the decline in Darden’s market cap compared to its Proxy Group.  While other general factors could impact stock price performance, we believe this underperformance is directly attributable to the Red Lobster Sale and the market’s lack of confidence in Darden’s current leadership.

Please visit www.shareholdersfordarden.com for more information. Vote on the WHITE proxy card today

For more detailed information regarding our nominees, as well as copies of all of the publicly available letters and presentations that we have published on Darden, please visit www.shareholdersfordarden.com.

With the right plan and the right leadership, we believe Darden can succeed once again

Please visit www.shareholdersfordarden.com for more information. Vote on the WHITE proxy card today

We believe we have identified the right leaders.  Our goal is to restore the culture that Bill Darden and Joe Lee instilled at Darden.

 “It is said that leadership is the ability to guide or direct others. We would add to that definition the ability to inspire, enthuse, motivate and encourage – for starters. The fact is, Darden Restaurants leadership manifests itself in hundreds of ways every day. Indeed, we consider leadership excellence to be the essential strategic plank of our business model.…leadership creates value for all of our stakeholders – guests, investors, employees, vendors and the community.”

- Darden 2004 Annual Report (Joe Lee’s last as CEO)

Help us take the first step in restoring the culture of success at Darden for the benefit of all shareholders.

Please vote your shares on the WHITE proxy card to support the election of all 12 of our highly qualified directors.

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC, which is assisting us, at its address and toll-free numbers listed below.

Respectfully,

/s/ Jeffrey C. Smith

Jeffrey C. Smith
Managing Member
Starboard Value LP

If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of Starboard’s proxy materials,
please contact Okapi Partners at the phone numbers or email listed below.

OKAPI PARTNERS LLC
437 Madison Avenue, 28th Floor
New York, N.Y. 10022
(212) 297-0720
Shareholders Call Toll-Free at: (877) 285-5990
E-mail: info@okapipartners.com

Please visit www.shareholdersfordarden.com for more information. Vote on the WHITE proxy card today